Exhibit 99.8

MOORE WALLACE INCORPORATED

OPTION AGREEMENT

THIS AGREEMENT is made as of [            ] day of [            ]

B E T W E E N:

MOORE WALLACE INCORPORATED, a corporation

continued under the laws of Canada

(i)	(the “COMPANY”)

- and -

[NAME], of the City of                      in the

State of

(the “EXECUTIVE”)

RECITALS:

A. As an inducement to enter into an employment relationship with the Company, the Company has agreed to grant the Executive non-assignable, non-transferable rights (the “OPTIONS”) to purchase up to [number] common shares in the share capital of the Company (the “COMMON SHARES”) pursuant to the terms of this option agreement (the “OPTION AGREEMENT”).

B.	The Executive and the Company entered into an employment relationship effective as of [date].

C.	The Board approved the grant of the Options to the Executive on the terms and conditions set out in a resolution of the Board passed on [date] (the “BOARD RESOLUTION”).

D.	The Parties have entered into this Option Agreement to set out the terms and conditions applicable to the Options granted to the Executive.

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 DEFINITIONS

“Board” means the Board of Directors of the Company;

“Board Resolution” shall have the meaning ascribed thereto in the recitals hereof;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located at Toronto, Ontario and New York, New York are open for business during normal banking hours;

“Cause” shall have the meaning ascribed to it in Annex A to the Letter Agreement between the Executive and the Company dated [date];

“Change of Control” shall have the meaning ascribed to it in Annex A of the Letter Agreement between the Executive and the Company dated [date];

“Committee” means the Board of Directors and, to the extent permitted by applicable law and the Company’s articles, the Compensation Committee to the extent the Board of Directors has delegated to the Compensation Committee all or any powers conferred on the Board of Directors in respect of this Option Agreement;

“Common Shares” shall have the meaning ascribed thereto in the recitals hereof;

“Date of Grant” means, [date];

“Disability” shall have the meaning ascribed thereto in the Company’s Short Term Disability and Long Term Disability policies in effect at the time of the Executive’s Disability;

“Employment Contract” shall have the meaning ascribed thereto in Section 1.3 hereof;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exercise Date” means the date on which the Option is exercised in accordance with the provisions of Article 4;

“Exercise Price” means $[price] per Common Share, being the closing price per Common Share on the New York Stock Exchange on [date], as adjusted in accordance with the provisions of Article 5 and Article 6;

“Good Reason” shall have the meaning ascribed to it in Annex A to the Letter Agreement between the Executive and the Company dated [date];

“Notice” shall have the meaning ascribed thereto in Article 14 hereof;

“Options” shall have the meaning ascribed thereto in the recitals hereof;

“Option Agreement” means this Option Agreement, including all schedules and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Option Agreement;

“Option Exercise Form” means the form of option exercise notice attached as Schedule “A” hereto to be given in writing and signed by the Executive confirming the Executive’s intention to exercise a particular Option;

“Option Shares” means the Common Shares issuable upon the valid exercise of the Options;

“Parties” means the Company and the Executive, and “Party” means any one of them;

“Retirement” shall mean no earlier than the date on which the Executive is 55 years of age or older and has accrued 5 years of service with the Company;

“Subsidiary” means, with respect to the Company, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (b) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%;

“Term” means the period of time commencing on the date hereof and expiring at the Time of Expiry;

“Termination Date” means the date the Executive ceases to be employed by the Company or a Subsidiary, as applicable, and shall be the earliest of the following dates:

- the date on which the Executive gives the Company or a Subsidiary, as applicable, notice of resignation;

- the date on which the Company or a Subsidiary, as applicable, gives the Executive notice of termination of employment, (whether or not for cause); or

- the date the Executive ceases to provide services to the Company or a Subsidiary; and

“Time of Expiry” means the expiry time of the Options as determined pursuant to Article 3.

1.2 CERTAIN RULES OF INTERPRETATION

In this Agreement:

(a) AMENDMENTS - This Option Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

(b) CURRENCY - Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

(c) GOVERNING LAW - This Option Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d) HEADINGS - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Option Agreement.

(e) NO STRICT CONSTRUCTION - The language used in this Option Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f) NUMBER AND GENDER - When used in this Option Agreement, the masculine gender includes the feminine and neutral genders and vice versa, and the singular includes the plural and vice versa, where the context so requires, and the terms “herein”, “hereby”, “hereunder”, “hereof”, “this Option Agreement” and similar provisions refer to this Option Agreement as a whole and not to any particular section or other portion hereof unless the context otherwise permits.

(g) SEVERABILITY - If, in any jurisdiction, any provision of this Option Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Option Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Party or circumstances.

(h) TIME - Time is of the essence in the performance of the Parties’ respective obligations.

(i) TIME PERIODS - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 ENTIRE AGREEMENT

This Option Agreement and the agreements and other documents required to be delivered pursuant to this Option Agreement constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Option Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written; provided, however that in the event any provision of this Agreement conflicts with or is inconsistent with the terms of the Executive’s written employment contract with the Company or any Subsidiary existing on the date hereof (the “Employment Contract”), the provisions of such Employment Contract shall govern. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Option Agreement except as specifically set forth in this Option Agreement, any Employment Contract and any document required to be delivered pursuant to this Agreement.

ARTICLE 2

GRANTING OF OPTIONS AND VESTING

2.1 GRANT OF OPTIONS

The Parties hereby acknowledge and agree that the Options have been granted by the Company to the Executive pursuant to the terms and conditions contained in the Board Resolution and that, except as provided in Section 1.3, such Options are subject exclusively to the terms and conditions contained in this Option Agreement and are exercisable only as provided in this Option Agreement.

2.2 ENTITLEMENT

Each Option entitles the Executive to purchase, at or prior to the Time of Expiry, one Common Share at the Exercise Price per Common Share, subject to the terms and conditions set forth herein. In the aggregate, the Company has granted 250,000 Options to the Executive.

2.3 VESTING

Subject to Section 2.4: (i) none of the Options shall be vested or exercisable until the date that is one year following the Date of Grant; (ii) twenty-five percent (25%) of the Options shall become vested and exercisable, subject to the terms and conditions of this Option Agreement, on the date that is one year following the Date of Grant; and (iii) an additional twenty-five percent (25%) of the Options shall become vested and exercisable, subject to the terms and conditions of this Option Agreement, on each of the dates that is two years, three years and four years following the Date of Grant such that on April 7, 2007 all of the Options shall have become vested and exercisable. Notwithstanding any other provision of this Option Agreement, Options shall cease to vest upon the occurrence of the Termination Date.

2.4 ACCELERATION OF VESTING

Upon any termination by the Company of the Executive without Cause or termination by the Executive for Good Reason following a Change in Control, all of the Options shall vest 100% immediately either as of the termination date (in the case of termination by the Company without Cause or termination by the Executive for Good Reason) or prior to the Change in Control becoming effective (solely in the event that upon or in connection with such Change in Control the Executive’s employment is terminated without Cause or the Executive terminates his employment for Good Reason), as applicable. Any termination by the Company without Cause or termination by the Executive for Good Reason which takes place within six (6) months prior to a Change in

Control shall be, presumptively, a termination following a Change in Control.

2.5 VESTING UPON DEATH, RETIREMENT OR DISABILITY

All of the Options shall immediately be vested and fully exercisable (i) in whole in the event that the Executive’s employment with the Company or a Subsidiary is terminated upon the occurrence of his death, Retirement or Disability during the Restricted Period.

2.6 COMPANY DISCRETION REGARDING VESTING

The Committee may, subject to regulatory approval if required, waive the limitations on exercisability set forth in Section 2.3 at any time in whole or in part based on such factors, if any, as the Committee shall determined in its sole discretion.

2.7 ACKNOWLEDGEMENT

The Executive and the Company acknowledge that the Options are non-qualified stock options for the purposes of United States income tax legislation.

ARTICLE 3

TERM, TERMINATION AND TIME OF EXPIRY

This Option Agreement shall terminate, and the Options shall expire and become null and void, on the earliest to occur of (the “TIME OF EXPIRY”):

(a) 5:00 p.m. (Toronto time), on [date];

(b) the date that this 180 days from the Termination Date of the Executive’s employment with the Company or a Subsidiary, as applicable, for any reason other than dismissal for cause, Retirement, Disability or death provided, however, that no further vesting of Options shall occur following the Termination Date;

(c) the date which is one year following the termination of the Executive’s employment with the Company as a result of Retirement or Disability, provided, however, that no further vesting of Options shall occur following the Termination Date;

(d) the date which is one year following the Executive’s death (whether or not the Executive continued to be employed by the Company at the time of his or her death), provided, however, that no further vesting of Options shall occur following the Termination Date; or

(e) on the Termination Date in the event that the Executive’s employment with the Company or a Subsidiary, as applicable, is terminated for cause and for greater certainty no further vesting of Options shall occur following the Termination Date.

ARTICLE 4

EXERCISE OF OPTIONS

4.1 EXERCISE OF OPTIONS

The Executive may exercise vested Options at any time or from time to time during the Term by submitting to the Company a fully executed Option Exercise Form, accompanied by payment in full by the Executive to the Company of the aggregate applicable Exercise Price for the Option Shares to be purchased in connection with such Option exercise either: (i) in cash; (ii) by certified cheque or bank draft; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Options). No Common Shares shall be issued until payment therefor, as provided herein, has been made. Upon any such exercise, the Company shall forthwith cause certificates registered in the name of the Executive representing the aggregate number of the Common Shares as the Executive shall have then validly exercised Options to acquire to be delivered to the Executive.

4.2 DELIVERY OF OPTION AGREEMENT

If upon the exercise of Options pursuant to Section 4.1, no further Option Shares remain available for issuance under this Option Agreement, the Executive shall, at the time of delivery of the Option Exercise Form, also deliver to the Company this Option Agreement.

4.3 FRACTIONAL SHARES

No fractional shares shall be issued upon exercise of Options.

4.4 TIMING OF OPTION EXERCISE

Vested Options may be exercised at any time or from time to time as aforesaid during the Term and, at the Time of Expiry, the Options and this Option Agreement shall expire and terminate. The Options may be exercised, and are exercisable, only to the extent permissible in accordance with applicable law. For greater certainty from and after the Time of Expiry, the Options and this Option Agreement and the rights represented hereby shall be void and of no effect.

4.5 NO OBLIGATION TO PURCHASE OPTION SHARES

Nothing herein contained or done pursuant hereto shall obligate the Executive to purchase or pay for, or obligate the Company to issue, any Option Shares except those Option Shares in respect of which the Executive shall have validly exercised the Option to purchase hereunder and in the manner herein provided.

4.6 COMPANY COVENANTS

The Company covenants and agrees that all the Common Shares which may be issued upon the valid exercise of the Options will, upon issuance, be duly authorized, validly issued and non-assessable and free from all pre-emptive rights of any shareholder in connection with such exercise but subject to any legend requirements or other restrictions imposed by applicable law. The Company further covenants and agrees that, during the period within which the Options may be exercised, the Company will at all times have authorized a sufficient number of authorized but unissued Common Shares when and as required to provide for the exercise of the Options.

4.7 RIGHTS ASSOCIATED WITH COMMON SHARES

The Executive shall have full ownership rights with respect to each Common Share that is the subject of an Option upon the occurrence of, and shall not be deemed for any purpose to be the owner of any Common Share that is the subject of an Option until, (i) such Common Share shall have been issued in accordance with this Option Agreement; (ii) all requirements under applicable law and regulations with respect to such exercise shall have been complied with to the satisfaction of the Company; and (iii) the Company shall have issued and delivered such Common Share to the Executive.

ARTICLE 5

CORPORATE CHANGE

5.1 RIGHT TO AFFECT CORPORATE CHANGES

The existence of the Options shall not affect in any way the right or power of the Company or the shareholders of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger, amalgamation, arrangement, or consolidation of the Company, or any issue of Common Shares, or any issue of bonds, debentures, preferred or prior preference stock ahead of or allocating the Common Shares or rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

5.2 ADJUSTMENT TO OPTIONS

In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, arrangement, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares, Common Shares or other securities issued or reserved for issuance pursuant to outstanding Options (including adjustments to the number of Options and the Exercise Price of outstanding Options). Except pursuant to the previous sentence, the number of Options or Exercise Price of outstanding Options may not be reduced.

5.3 NO ADJUSTMENT

Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or labour or service, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and/or an adjustment by reason thereof shall not be made with respect to the number or price of Common Shares issuable on exercise of the Option.

ARTICLE 6

ADJUSTMENTS

For the purposes of Article 5:

(a) Any adjustment shall be made successively whenever an event requiring an adjustment shall occur, subject to the following provisions:

(i) all calculations shall be made to the nearest whole Common Share;

(ii) no adjustment shall be made in the number of Common Shares which may be subscribed for upon exercise of an Option unless it would require a change of at least one whole Common Share;

(iii) any adjustments made shall be determined by the Committee and such determination shall be final and conclusive.

ARTICLE 7

WITHHOLDING TAX

The Company shall have the right to deduct from any payment made pursuant to this Option Agreement, the amount of any taxes required by law to be withheld therefrom, or to require the Executive to pay to the Company such amount required to be withheld, prior to the issuance or delivery of any Common Shares. The Committee may, in its discretion, permit the Executive to make such arrangements as the Company may require to satisfy such withholding obligation.

ARTICLE 8

NO VOTING OR DIVIDEND RIGHTS

Nothing contained in this Option Agreement shall be construed as conferring upon the Executive the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest (if any) shall be payable or accrued in respect of the Options or the interest represented hereby or the Common Shares purchasable hereunder until, and only to the extent that, the Options shall have been validly exercised.

ARTICLE 9

NON-TRANSFERABILITY

The Options and this Option Agreement shall not be transferable or assignable by the Executive otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Executive only by the Executive or his or her legal guardian or representative and after death only by the Executive’s legal representative. No assignments or transfers of the Options and this Option Agreement, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right whatsoever in any assignee or transferee and, immediately upon any purported assignment or transfer or attempt to assign or transfer the Options or this Option Agreement, the Options and this Option Agreement will terminate and be of no further force or effect.

ARTICLE 10

NOTICES

Any notice or other writing required or permitted to be given under this Option Agreement or for the purposes of this Option Agreement (in this Section referred to as a “NOTICE”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a) in the case of a Notice to the Company at:

Moore Wallace Incorporated

1200 Lakeside Drive

Bannockburn, IL

60015-1243

Attention: Executive Vice President-Business and Legal Affairs

Fax:             (847) 607-7606

(b) in the case of a Notice to the Executive, at:

[name]

Moore Wallace Incorporated

375 Park Avenue, Suite 2607

New York, NY 10152

Phone:         [number]

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

ARTICLE 11

MISCELLANEOUS

11.1 REPRESENTATION OF THE EXECUTIVE

The Executive agrees and represents that his acquisition of the Options and/or Common Shares is voluntary and that the purchase or continued holding of Common Shares by the Executive shall not be construed as giving the Executive any right to be retained in the employ of the Company or any Subsidiary. Further, the Company and its Subsidiaries expressly reserve the right at any time to dismiss the Executive free from any liability, or any claim under this Option Agreement, except as provided herein.

11.2 INTERPRETATION AND ADMINISTRATION

The Committee (or its delegate, within limits established by the Committee) shall have the authority to interpret this Option Agreement, to establish, amend and rescind any rules and regulations relating to the Options and to make all other determinations necessary or advisable for the administration or interpretation of this Option Agreement. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Option Agreement in the manner and to the extent it shall deem desirable to carry out its intended purpose. The determinations of the Committee in respect of the interpretation and administration of this Option Agreement, as described herein, shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

11.3 FURTHER ASSURANCES

The Company and the Executive shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Option Agreement and each of the Company and the Executive shall provide such further documents or instruments as may be reasonably necessary or desirable to effect the purpose of this Option Agreement and to carry out its provisions.

11.4 HEIRS, SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall extend to and be binding upon the heirs, attorneys, guardians, estate trustees, administrators, executors, trustees, legatees, successors and permitted assigns of the Executive and the Company.

IN WITNESS OF WHICH this Option Agreement has been executed as of the date first written above.

MOORE WALLACE INCORPORATED

By:
Name:
Title:

SIGNED, SEALED & DELIVERED	[NAME]
In the presence of:

Witness

SCHEDULE “A”

MOORE WALLACE INCORPORATED

OPTION EXERCISE FORM

(ii) TO: Moore Wallace Incorporated (the “CORPORATION”)

1.	Defined terms have the meaning set out in the Option Agreement executed between the Corporation and [name] (the “EXECUTIVE”) dated as of [date], 2003.

2.	The undersigned Executive hereby subscribes for Common Shares of the Corporation (or such number of Common Shares or other securities or property to which such subscription entitles the undersigned in lieu thereof or in addition thereto under the provisions of the Option Agreement) pursuant to the Option Agreement at U.S. $[price] per Common Share prior to 5:00 p.m. on the Time of Expiry (or the adjusted dollar amount per Common Share at which the undersigned is entitled to purchase such Common Shares under the provisions of the Option Agreement) on the terms specified in the Option Agreement.

DATED this         day of                     ,         .

[name]
Executive